Exhibit 99.1

For Release: December 28, 2018 5:00 a.m. PST

Quantum Secures $210 Million Long-Term Financing to

Repay Existing Indebtedness and Provide Foundation for Growth

SAN JOSE, Calif. — December 28, 2018 — Quantum Corp. (NYSE: QTM) today announced the successful completion of a refinance of its current debt facilities. The new $210 million of total credit facilities consist of a $165 million senior secured term loan facility, led by an investment fund managed by a leading US-based global fixed income asset manager, along with a $45 million revolving credit facility from the Company’s current revolving credit facility lender.

The new loan facility will be used to repay the Company’s outstanding debt and related fees and interest (totaling $124.6 million with respect to its current term loan and $21.2 million with respect to its current revolving credit facility), provide capital to fund ongoing growth initiatives, and to support other general corporate purposes. The Company’s cash and cash equivalents as of the date of this release are approximately $14 million, and the amount drawn down under the new revolving credit facility is $4.4 million.

“This financing is a major milestone for Quantum and validates our credit-worthiness and business model outlook,” says Jamie Lerner, Chairman and CEO. “This facility, along with our other financial resources, positions us to execute our growth strategy. We look forward to re-engaging with the investment community once we resolve the inherited challenges related to our previously announced restatement.”

Key Terms of the loans are as follows:

•	Aggregate principal amount of up to $165 million, of which $150 million will be drawn at closing and $15 million will be funded (without contingencies) on or before January 11, 2019;

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Quantum Secures $210 Million Long-Term Financing to Repay Existing Indebtedness and Provide Foundation for Growth

December 28, 2018, 5:00 a.m. PST – Page 2

•	Maturity: 5 years from closing date;

•	Interest rate: Libor plus 1000 basis points per annum, payable monthly in cash, calculated on an actual / 360-day basis, with a Libor floor equal to 2.0%;

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Warrants to purchase an aggregate of 7,110,616 shares (subject to customary anti-dilution adjustments) of the Company’s common stock were issued to the lenders. The warrants have an exercise price of $1.33 per share and are exercisable for a 10-year period; and

•	Quantum will also obtain a revolving credit facility in an amount up to $45,000,000.

Additional financing terms and conditions are available in the Company’s Form 8-K filed today with the Securities and Exchange Commission (“SEC”).

SEC Financial Statement Filings Status

As previously announced, Quantum received NYSE notification in February 2018 related to its late filing of its quarterly report on Form 10-Q with the SEC. As described in more detail in its Form 8-K filed with the SEC on September 14, 2018, the Company has concluded that previously issued financial statements for fiscal years ended March 31, 2015, 2016 and 2017 and financial statements for quarters and year-to-date periods ended June 30, 2015, September 30, 2015, December 31, 2015, June 30, 2016, September 30, 2016, December 31, 2016, June 30, 2017 and September 30, 2017 should no longer be relied upon and would need to be restated.

As announced in August 2018, the Company received an extension for continued listing and trading of the Company’s common stock on the NYSE until January 15, 2019. If the Company does not become current with its SEC periodic filings and report its restated financial results by this date, the NYSE could grant a final extension to February 15, 2019. It is also possible that the NYSE declines to grant such an extension or that it initiates delisting procedures earlier than January 15, 2019, based on a variety of factors, including the status of the Company’s process to become current in its SEC filings. The Company cautions investors that its shares may be subject to delisting on or about January 15, 2019, should an extension not be granted by the NYSE. Should circumstances change regarding the timing of completion of all outstanding filings, then the NYSE could take delisting action sooner. If the Company’s shares are delisted from the NYSE, the Company would expect its shares to continue to trade on an alternative market. —

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About Quantum

Quantum is the proven industry leader in storing and managing video content. We deliver the industry’s top streaming performance for video applications, along with the lowest cost, highest density cold storage solutions for cloud infrastructures. It’s why businesses in post-production, broadcast, corporate video, sports video, autonomous vehicle design, the defense department, cloud services and more have made Quantum the # 1 choice for the most demanding video and high-resolution workflows. See how at www.quantum.com/customerstories.

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Quantum, and the Quantum logo are either registered trademarks or trademarks of Quantum Corporation and its affiliates in the United States and/or other countries. All other trademarks are the property of their respective owners.

“Safe Harbor” Statement: This press release contains “forward-looking” statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Quantum advises caution in reliance on forward-looking statements. Forward-looking statements include, without limitation, the Company’s intended use of proceeds from the financing; the Company’s position to execute on its growth strategy; the ongoing five-month extension period from the NYSE for Quantum to become current in its periodic filings with the SEC, which extension is subject to continued review by the NYSE and may be terminated before January 15, 2019 depending on the status of the Company’s process to become current in its SEC filings; and the Company’s expectations that, if delisted from the NYSE, its shares would continue to trade on an alternative market. These statements involve known and unknown risks, uncertainties and other factors that may cause Quantum’s actual results to differ materially from those implied by the forward-looking statement, including Quantum’s ability to become current with its SEC periodic filings within the time period required by NYSE listing regulations, Quantum’s ability to regain compliance with NYSE listing standards related to its SEC periodic filings and its ability to maintain compliance with other NYSE listing standards, the results of the NYSE’s ongoing review of Quantum during the five-month extension period, and unexpected changes in the Company’s business. More detailed information about these risk factors, and additional risk factors, are set forth in Quantum’s periodic filings with the Securities and Exchange Commission, including, but not limited to, those risks and uncertainties listed in the section entitled “Risk Factors,” in Quantum’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 9, 2017. All forward-looking statements in this public announcement are based on information available to Quantum as of the date of this announcement. Quantum expressly disclaims any obligation to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Investor Relations:

Mike Dodson

Quantum Corp.

+1 (425) 201-1517

ir@quantum.com

Public Relations:

Bob Wientzen

Quantum Corp.

+1 (720) 201-8125

bob.wientzen@quantum.com

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